EXHIBIT 99.1

First Horizon Continues Strategic Progress

Record Capital Markets Income, Bank Deposit Growth, Continued Strong Capital Position

MEMPHIS, Tenn., April 16, 2009 (GLOBE NEWSWIRE) -- First Horizon National Corp. (NYSE:FHN) announced results for the quarter ended March 31, 2009, including the following highlights:

 * First quarter 2009 net loss available to common shareholders was
   $82.8 million, or $.39 per diluted share, compared to the net loss available to common shareholders of $63.1 million, or $.30 per diluted share, in fourth quarter 2008
 * Positive trends in core businesses: Capital Markets achieved its second consecutive quarter of record performance and Regional
   Banking produced significant average deposit growth of 5%
 * Capital ratios remain among the strongest in the industry at 15.0%
   for Tier 1 and 7.1% for Tangible Common Equity to Tangible Assets
 * Proactive on asset quality: Rate of non-performing loan growth declined to 8%; net charge-offs increased as expected to $208.3 million
 * Provision increased $20.0 million sequentially and was $91.7 million above net charge-offs; loan loss allowance is among industry's highest at 4.57% of total loans

"We continued to make strategic progress in the first quarter, leaving us well-positioned to manage near-term challenges and take advantage of long-term opportunities," said Bryan Jordan, CEO of First Horizon. "Our core businesses benefited from their competitive advantages and the decisions we made in 2008 to reposition the company. Our proactive approach on asset quality continued to pay off as growth in non-performing loans slowed. Our capital position and loan loss reserves remain at near industry-leading levels. Although we expect weakness in the economy to continue for a few more quarters, our company is well positioned for the current environment and for the coming economic recovery."

PERFORMANCE HIGHLIGHTS

FHN's total revenues increased to $604.5 million in the first quarter from $543.0 million in the prior quarter led by capital markets fixed income sales and mortgage banking income. Noninterest expenses increased to $417.3 million from fourth quarter 2008's $345.4 million and provision for loan losses increased $20.0 million to $300.0 million in first quarter 2009. This resulted in a pre-tax loss of $112.9 million in first quarter 2009 compared with the $82.5 million pre-tax loss in fourth quarter 2008.

In first quarter 2009, average total deposits increased 4 percent over fourth quarter 2008 primarily from an increase in business demand deposits and a seasonal increase in escrow balances. Average total assets decreased 2 percent in comparison to fourth quarter 2008 due to a 35 percent decline in average servicing assets from ongoing reductions of mortgage serving rights and a 1 percent decline in average total loans. Consolidated net interest margin declined to 2.89 percent in first quarter 2009 compared to 2.96 percent in fourth quarter 2008, driven by declining deposit spreads from the low interest rate environment.

Provisioning Builds Reserves, Net Charge-Offs Rise as Expected, Rate of NPA Inflows Declines

The net charge-off ratio was 397 basis points in first quarter 2009 compared to 361 basis points in the prior quarter as net charge-offs increased to $208.3 million from $191.2 million in fourth quarter 2008. Net charge-offs were driven by weakness in the residential commercial real estate portfolio, in commercial and industrial loans affected by the housing market and in the consumer real estate portfolios. The nonperforming asset ratio increased to 598 basis points in first quarter 2009 from 538 basis points in the prior quarter; however, the 8.1 percent increase in nonperforming assets was the lowest in eight quarters. The commercial loan portfolio accounted for the majority of this linked-quarter increase.

The ratio of allowance to total loans increased to 4.57 percent in first quarter 2009 from 3.99 percent in the prior quarter. Provision for loan losses increased to $300.0 million in the first quarter 2009 from $280.0 million in fourth quarter 2008. Provisioning for both quarters reflects continuing proactive efforts to address problem loans and recognition of portfolio stress from declining economic conditions, especially in home equity, C&I and national construction loans. First quarter 2009 provision expense exceeded net charge offs by $91.7 million.

Regional Banking Sees Core Deposit Growth, Experiences Margin Compression

Regional Banking recognized a pre-tax loss of $89.3 million for first quarter 2009, compared to a pre-tax loss of $74.1 million in the fourth quarter 2008. Net interest margin decreased to 3.88 percent in the first quarter 2009 compared to 4.21 percent in fourth quarter 2008 primarily reflecting declining deposit spreads due to the low interest rate environment. First quarter 2009 average core deposits increased $496.4 million, or 5.1 percent, over fourth quarter 2008. Noninterest income declined due to a seasonal decrease in fee income, primarily from deposit accounts. Provision expense declined in comparison to fourth quarter 2008, although it remained elevated driven by the commercial loan portfolio. Noninterest expense increased primarily due to higher personnel costs.

Continued Strong Fixed Income Performance in Capital Markets

Capital Markets recognized pre-tax income of $74.3 million in first quarter 2009 compared to $73.9 million in fourth quarter 2008. Fixed income sales increased significantly in comparison to fourth quarter 2008 reflecting the strength of Capital Markets' extensive distribution network combined with favorable market conditions. Provision expense increased in relation to fourth quarter 2008 as ongoing stress in the financial system continued to impact the correspondent banking and trust preferred loan portfolios. Other product revenues were slightly lower in comparison to fourth quarter 2008. Noninterest expense increased due to higher production levels.

Contraction of National Specialty Lending Progresses

National Specialty Lending had a pre-tax loss of $192.5 million for first quarter 2009 compared to a pre-tax loss of $131.9 million in the prior quarter. Both quarters' losses reflect provisioning for loan losses in the national construction and consumer lending portfolios. Net interest income declined due to the continuing contraction of loan portfolios from the wind-down of operations. Total loans declined approximately $525 million, or 7 percent in comparison to fourth quarter 2008. Noninterest income declined sequentially as charges related to repurchase obligations associated with prior loan sales were higher in first quarter 2009. Noninterest expense increased in comparison to the prior quarter primarily from higher foreclosure losses and increased compensation costs.

Mortgage Banking Sees Significant Performance Improvement

Mortgage Banking pre-tax income was $83.3 million for first quarter 2009 compared to fourth quarter 2008's $33.3 million. Net interest income decreased primarily due to the decline in average interest-bearing servicing assets. Origination income increased primarily due to warehouse valuation adjustments recognized in fourth quarter 2008 that were not required in first quarter 2009 as well as increased fees on Tennessee mortgage originations attributable to refinancing activity. Servicing income improved sequentially as the positive effects of hedging results increased in comparison to fourth quarter 2008. Noninterest expense was higher in first quarter 2009 due to increased expenses related to repurchase expectations associated with prior loan sales and higher expenses associated with increased Tennessee mortgage origination activity.

Corporate Segment Reflects Earnings Enhancement Initiatives

Pre-tax results for first quarter 2009 include $4.7 million of net charges associated with implementation of restructuring, repositioning and efficiency initiatives. Prior quarter results included an $11.0 million expense reversal associated with a decrease in the contingent liability for Visa litigation matters, $10.3 million of net charges associated with implementation of restructuring, repositioning and efficiency initiatives, $4.9 million of securities gains and dividends from venture capital investments and $2.3 million of gains from the repurchase of debt.

OTHER INFORMATION

This press release contains forward-looking statements involving significant risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking information. Those factors include general economic and financial market conditions, including expectations of and actual timing and amount of interest rate movements including the slope of the yield curve, competition, customer and investor responses to these conditions, ability to execute business plans, geopolitical developments, recent and future legislative and regulatory developments, natural disasters, and items already mentioned in this press release, as well as critical accounting estimates and other factors described in FHN's recent filings with the SEC. FHN disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included herein or therein to reflect future events or developments.

FHN provides additional disclosure and discussion related to FHN's earnings and business segment performance through a financial supplement and slide presentation, which will be available on FHN's Web site at www.fhnc.com.

Management will host a conference call at 8:00 a.m. Central Time April 17 to review earnings and performance trends. Callers wishing to participate in the call may dial toll-free starting at 7:45 a.m. Central Time April 17 by dialing 1-877-723-9522 (international participants dial 1-719-325-4768). The conference will also be webcast live through First Horizon's Web site and will be accompanied by the slide presentation. To access the webcast and the slide presentation, visit the investor relations section of www.fhnc.com. A replay of the call will be available from 11 a.m. Central Time April 17 until 12 midnight May 1 by calling 1-888-203-1112 or 1-719-457-0820 for international participants. The passcode is 4888643. The event will be archived and made available by 1 p.m. Central Time April 17 in the investor relations section of First Horizon's Web site at www.fhnc.com. For four weeks from the press release date, FHN will respond to individual requests for clarification of the provided disclosures. However, we will make every effort not to provide, and you should not expect to receive, material non-public information as that term is defined in the SEC Regulation FD. Without limiting the foregoing, after the conference call and except for the guidance expressed or implied herein or therein, we will not provide any earnings guidance, directly or indirectly, express or implied.

GENERAL INFORMATION

About First Horizon

The 6,000 employees of First Horizon National Corp. (NYSE:FHN) provide financial services through approximately 200 bank locations in and around Tennessee and 19 capital markets offices in the U.S. and abroad. First Tennessee has the leading combined deposit market share in the 17 Tennessee counties where it does business and has one of the highest customer retention rates of any bank in the country. FTN Financial is an industry leader in fixed income sales, trading and strategies for institutional clients in the U.S. and abroad. FHN has been recognized as one of the nation's best employers by AARP and Working Mother magazines. More information can be found at www.fhnc.com.

 CONSOLIDATED SUMMARY RESULTS
 Quarterly, Unaudited
 --------------------------------------------------------------------

 (Thousands)                        1Q09          4Q08          3Q08
 ====================================================================
 Income Statement Highlights
 Net interest income         $   196,587   $   204,948   $   223,147
 Noninterest income              407,871       336,672       305,383
 Securities gains/(losses),
  net                                 (2)        1,346          (210)
 --------------------------------------------------------------------
   Total revenue                 604,456       542,966       528,320
 --------------------------------------------------------------------
 Noninterest expense             417,328       345,449       399,399
 Provision for loan losses       300,000       280,000       340,000
 --------------------------------------------------------------------
   Income/(loss) before
    income taxes                (112,872)      (82,483)     (211,079)
 Benefit for income taxes        (47,777)      (30,988)      (88,859)
 --------------------------------------------------------------------
 Income/(loss) from
  continuing operations          (65,095)      (51,495)     (122,220)
 Income from discontinued
  operations, net of tax              --            --            --
 --------------------------------------------------------------------
   Net income/(loss)             (65,095)      (51,495)     (122,220)
 --------------------------------------------------------------------
 Net income/(loss)
  attributable to
  noncontrolling interest
  (g)                              2,750         4,236         2,875
 --------------------------------------------------------------------
 Net income/(loss)
  attributable to
  controlling interest           (67,845)      (55,731)     (125,095)
 --------------------------------------------------------------------
 Preferred stock dividends
  (h)                             14,956         7,413            --
   Income/(loss) available
    to common shareholders   $   (82,801)  $   (63,144)  $  (125,095)
 ====================================================================
 Common Stock Data
 Diluted EPS from continuing
  operations (a)             $     (0.39)  $     (0.30)  $     (0.59)
 Diluted EPS (a)                   (0.39)        (0.30)        (0.59)
 Diluted shares (a)              210,413       210,346       210,345
 Period-end shares
  outstanding (a)                211,595       210,758       210,773
 Dividends declared per
  share (b)                         NM(c)         NM(d)         NM(e)
 ====================================================================
 Balance Sheet Highlights
  (Period End)
 Total loans, net of
  unearned income            $20,572,477   $21,278,190   $21,601,898
 Total loans held for sale-
  divestiture                         --            --            --
 Total deposits               14,910,055    14,241,814    13,778,235
 Total deposits-divestiture           --            --            --
 Total assets                 31,208,024    31,021,980    32,804,376
 Total assets-divestiture             --            --            --
 Total liabilities            27,700,348    27,447,348    29,931,458
 Total liabilities-
  divestiture                         --            --            --
 Total shareholders' equity    3,507,676     3,574,632     2,879,724
 ====================================================================
 Key Ratios & Other
 Return on average assets           (.87)%        (.66)%       (1.46)%
 Return on average common
  equity                          (13.44)%       (9.30)%      (18.30)%
 Net interest margin                2.89%         2.96%         3.01%
 Efficiency ratio                   69.0%         63.6%         75.6%
 Book value per common share $     11.46   $     11.85   $     12.23
 Tangible book value per
  common share               $     10.35   $     10.72   $     11.09
 FTE employees                     6,033         6,095         6,195
 ====================================================================

 --------------------------------------------------------------------
                                                          1Q09 Change
                                                              vs.
                                                          -----------
 (Thousands)                        2Q08           1Q08   4Q08   1Q08
 ====================================================================
 Income Statement Highlights
 Net interest income         $   238,895    $   228,092    (4)%  (14)%
 Noninterest income              400,018        383,130    21%     6%
 Securities gains/(losses),
  net                               (972)        65,946    NM     NM
 --------------------------------------------------------------------
   Total revenue                 637,941        677,168    11%   (11)%
 --------------------------------------------------------------------
 Noninterest expense             462,999        434,216    21%    (4)%
 Provision for loan losses       220,000        240,000     7%    25%
 --------------------------------------------------------------------
   Income/(loss) before
    income taxes                 (45,058)         2,952   (37)%   NM
 Benefit for income taxes        (28,821)        (8,146)  (54)%   NM
 --------------------------------------------------------------------
 Income/(loss) from
  continuing operations          (16,237)        11,098   (26)%   NM
 Income from discontinued
  operations, net of tax              --            883    NM     NM
 --------------------------------------------------------------------
   Net income/(loss)             (16,237)        11,981   (26)%   NM
 --------------------------------------------------------------------
 Net income/(loss)
  attributable to
  noncontrolling interest
  (g)                              2,844          4,061   (35)%  (32)%
 --------------------------------------------------------------------
 Net income/(loss)
  attributable to
  controlling interest           (19,081)         7,920   (22)%   NM
 --------------------------------------------------------------------
 Preferred stock dividends
  (h)                                 --             --   102%    NM
   Income/(loss) available
    to common shareholders   $   (19,081)   $     7,920   (31)%   NM
 ====================================================================
 Common Stock Data
 Diluted EPS from continuing
  operations (a)             $     (0.10)   $      0.05   (30)%   NM
 Diluted EPS (a)                   (0.10)          0.06   (30)%   NM
 Diluted shares (a)              184,992        136,496       *   54%
 Period-end shares
  outstanding (a)                210,930        136,618       *   55%
 Dividends declared per
  share (b)                  $      0.19(f) $      0.19(f) NM     NM
 ====================================================================
 Balance Sheet Highlights
  (Period End)
 Total loans, net of
  unearned income            $22,225,232    $21,932,020    (3)%   (6)%
 Total loans held for sale-
  divestiture                         --        207,672    NM     NM
 Total deposits               15,093,947     16,188,542     5%    (8)%
 Total deposits-divestiture      296,632        118,720    NM     NM
 Total assets                 35,549,961     37,267,945     1%   (16)%
 Total assets-divestiture        395,628        216,431    NM     NM
 Total liabilities            32,557,238     34,860,441     1%   (21)%
 Total liabilities-
  divestiture                    298,098        120,590    NM     NM
 Total shareholders' equity    2,992,723      2,407,504    (2)%   46%
 ====================================================================
 Key Ratios & Other
 Return on average assets           (.18)%         0.13%
 Return on average common
  equity                           (3.02)%         1.47%
 Net interest margin                3.01%          2.81%
 Efficiency ratio                   72.6%          64.1%
 Book value per common share $     12.79    $     15.46
 Tangible book value per
  common share               $     11.65    $     13.67
 FTE employees                     9,386          9,711    (1)%  (38)%
 ====================================================================
 NM - Not meaningful
 * Amount is less than one percent.
 Certain previously reported amounts have been reclassified to agree with current presentation.
 (a) Shares restated for stock dividends paid through April 1, 2009.
 (b) First and second quarters 2008 dividend declared paid in cash.
 (c) Stock dividend rate of 2.6673% per share.
 (d) Stock dividend rate of 1.837% per share.
 (e) Stock dividend rate of 3.0615% per share.
 (f) Cash dividends per share restated for stock dividends paid through April 1, 2008.
 (g) Represents preferred dividends previously reported in NIOE.
     Currently reported as noncontrolling interest due to adoption of
     SFAS 160.
 (h) 1Q 09 includes $4.0 million amortization of initial discounted book value of CPP preferred.

FHN-G

CONTACT:  First Horizon National Corp.
          Media Information:
          Anthony Hicks
            (901) 523-4726
          Investor Relations:
          Dave Miller
            (901) 523-4162